Exhibit 99.1

XPLORE’S COMMON STOCK TO TRADE ON A SINGLE MARKET IN THE U.S.

Austin, Texas – April 4, 2008 - Xplore Technologies Corp. (TSX: XPL, OSTCBB: XLRTF) (“Xplore” or the “Company”), a leading rugged mobile computer provider, announced today that it has applied for a voluntary delisting of its common stock from the Toronto Stock Exchange (the “TSX”) in Canada.  Effective at market close on Friday, April 11, 2008, the Company’s common stock will no longer be traded through the facilities of the TSX but will continue to be traded on the OTC Bulletin Board in the United States.

Michael J. Rapisand, the Chief Financial Officer of the Company, stated, “The decision to proceed with a single trading market in the U.S. was driven in large measure to the fact that a significant majority of our shareholders are located in the United States and maintaining our listing in Canada is not cost-effective given our corporate migration and growth strategies.”

In 2003, the Company’s board of directors determined that maintaining its existing corporate headquarters in Canada was no longer consistent with the strategic direction and growth of the Company’s business, which was increasingly U.S.- driven. In August 2004, the Company closed its corporate headquarters in Canada and relocated all of its functions to Austin, Texas, where substantially all of its employees are based.  In June 2007, the Company changed its jurisdiction of incorporation from Canada to Delaware.  In March 2008, the Company’s common stock commenced trading on the OTC Bulletin Board in the United States under the symbol “XLRTF”.

“This is one of the last steps in the implementation of our corporate strategy to migrate to the United States.   We continue to believe that this strategy will enhance shareholder value over the long-term by improving our ability and flexibility to obtain financing in the equity and debt capital markets, enhancing the marketability of our capital stock by raising our profile in the United States and providing greater opportunity for proposing and winning business in the United States”, added Philip S. Sassower, Chief Executive Officer and Chairman of the Board of Directors.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.